ISSUER FREE WRITING PROSPECTUS                        Filed Pursuant to Rule
433 Registration Statement No. 333-137902           Dated: December 22, 2008

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  Index Snapshot - Deutsche Bank Balanced Currency HarvestTM (USD) Index

  The Index Benefits

  This index offers:

  o    The potential to invest in and benefit from a single strategy relating to currencies.

  o    Exposure to ten G-10 and ten Emerging Market currencies.

  o    Long-term returns that provide diversification from traditional asset classes such as equities and bonds.

  o    Automatic and rule-based quarterly rebalancing.

  The Index Approach

  o    The DB Balanced Currency Harvest (USD) Index (the "Index") seeks to generate returns by capturing the interest rate differential or "carry"
  between diversified baskets of high-yielding and low-yielding currencies.
  See "The Index Rules".

  o    The Index strategy is based on the view that foreign currency forward rates are generally poor predictors of future foreign currency spot rates, and that currencies that trade at a forward discount often outperform currencies that trade at a forward premium.

  o    The strategy reflected in the Index takes the view that by taking long positions in high-yielding currencies and short positions in low-yielding currencies, an investor's gain from interest rate differentials in the high-yielding jurisdictions will exceed any potential losses from currency rate risk.

  The Index Strategy

  o    Every 3 months rank eligible currencies by their 3-month interest rates
  (See "Eligible Currencies").

  o    Determine the Index Currencies based upon the Index Rules.

  o    Transact 3-month currency forward trades in those Index Currencies.

  Deutsche Bank AG has filed a registration statement (including a prospectus)
  with the Securities and Exchange Commission, or SEC, for the offering to which this snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to such offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and the offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively,
  Deutsche Bank AG, any agent or any dealer participating in the offering will arrange to send you the prospectus, prospectus supplement, product supplement, term sheet and this snapshot if you so request by calling toll-free
  1-800-311-4409. The Deutsche Bank Balanced Currency Harvest (USD) Index is an
  intellectual property of Deutsche Bank AG. Deutsche Bank Balanced Currency
  Harvest (USD) Index is a trade mark of Deutsche Bank AG. Deutsche Bank AG reserves all the rights, including copyright, to the Index.

  The Index Rules

  The Index, recomposed every quarter, reflects the value of notional long and short 3-month foreign exchange forward positions in certain foreign currencies against the U.S. dollar. Positions are equally weighted.

  Long Basket    "The High Yielders"
  G-10 and 3 other highest yielding Eligible
  2 Currencies

  Short Basket   "The Low Yielders"
  G-10 and 3 other lowest yielding Eligible
  2 Currencies

  Eligible Currencies*

  G-10                                    Emerging Market
  Australian Dollar                       Brazilian Real
  British Pound                           Czech Koruna
  Canadian Dollar                         Hungarian Forint
  Euro                                    Korean Won
  Japanese Yen                            Mexican Peso
  New Zealand Dollar                      Polish Zloty
  Norwegian Krone                         Singapore Dollar
  Swedish Krona                           South African Rand
  Swiss Franc                             Taiwanese Dollar
  US Dollar                               Turkish Lira

  *as of 12/18/08 - the next scheduled recomposition is expected to occur on
  March 18, 2009

  The Index Composition (Index Currencies)*

  Long Basket: Australian Dollar, New Zealand Dollar, Brazilian Real, Turkish
  Lira and Mexican Peso

  Short Basket: Japanese Yen, Swiss Franc, Taiwanese Dollar, Singapore Dollar,
  and Korean Won

  *as of 12/18/08 - the next scheduled recomposition is expected to occur on
  March 18, 2009

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Index Snapshot - Deutsche Bank Balanced Currency HarvestTM (USD) Index

                   Historic Index Level (9/19/00 - 12/18/08)

                                   [GRAPHIC]

                 Annual Index Performance (9/19/00 - 12/18/08)

                                   [GRAPHIC]

The above charts are for illustrative purposes only and do not purport to predict future performance of the Index or securities relating to the Index.

The Index was launched on December 19, 2005. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Index was possible at anytime prior to December 19, 2005. In addition, the currencies comprising the Index at particular dates in the above graphs are extremely likely to be different from the currencies comprising the Index on or after the date of this snapshot.

Past performance - including any performance based on retrospective calculations - is not necessarily indicative of future results.

Risk Considerations

o    THE RISK OF INVESTING IN CURRENCIES CAN BE SUBSTANTIAL - The prices of the currencies which comprise the Index may be affected by numerous market factors, including events in the equity markets, the bond market and the foreign exchange market, fluctuations in interest rates, and world economic, political and regulatory events. A rise in the value of one currency may be offset by a fall in the value of one or more of the other currencies comprising the Index.

o    STRATEGY RISK - The strategy reflected in the Index takes the view that by taking long positions in high-yielding currencies and short positions in low-yielding currencies, an investor's gain from interest rate differentials in the high-yielding jurisdictions will exceed any potential losses from currency rate risk. The Index Sponsor provides no assurance that this expectation is or will remain valid. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to become more risk averse to high-yielding currencies. Such risk aversion is greater with respect to the non-G10 currencies, which may be volatile and subject to large fluctuations, devaluations, exchange controls and inconvertibility, which would negatively affect the value of the Index and securities relating to this snapshot.

o    GAINS IN COMPONENTS OF THE INDEX MAY BE OFFSET BY LOSSES IN OTHER INDEX
     COMPONENTS -The Index is composed of multiple currency positions and therefore a positive return in one position may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another position, resulting in an aggregate Index return equal to or less than zero.

o    CURRENCY MARKETS MAY BE HIGHLY VOLATILE - Currency markets may be highly volatile, particularly in relation to emerging or developing nations'
     currencies and, in certain market conditions, also in relation to developed nations' currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the components reflected in the Index and the value of securities relating to this snapshot in varying ways, and different factors may cause the values of the Index components and the volatility of their prices to move in inconsistent directions at inconsistent rates.

o    LEGAL AND REGULATORY RISKS - Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Index and, consequently, the value of securities relating to this snapshot.

o    THE CURRENCY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING
     MARKETS' POLITICAL AND ECONOMIC RISKS - The Index components include emerging market countries, which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and, in some cases, instability and reactions against market reforms. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing market nation.
     Political or economic instability is likely to have an adverse effect on the performance of the Index, and, consequently, the return on securities relating to this snapshot.

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